EXHIBIT 5.1

January 27, 2021

Photronics, Inc.
15 Secor Road
Brookfield, CT 06804

Re:	Photronics, Inc. Registration Statement on Form S-8, filed on January 27, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

In accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), I am  delivering this opinion of counsel to Photronics, Inc., a Connecticut corporation (the “Company”), for filing as Exhibit 5.1 to the Registration Statement relating to the issuance of up to 350,000 shares of the Company’s common stock, par value $0.01 per share (the “ESPP Shares”) pursuant to the Photronics, Inc. Employee Stock Purchase Plan, as approved at the Annual Meeting of Shareholders on March 25, 2019 (the “ESPP Plan”).

For purposes of rendering this opinion, I have examined the Registration Statement, the ESPP Plan, the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company as restated, and the originals, or copies certified or otherwise identified to my satisfaction, of records of corporate proceedings of the Company, certificates of public officials and of representatives of the Company, and such other documents and records as I deemed necessary.  In such examination I have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to me as originals and the conformity to original documents of documents submitted to me as certified or photostatic copies.

Based upon my examination as aforesaid, and in reliance upon my examination of such questions of law as I deemed relevant under the circumstances, I am of the opinion that:

(1)	The Company is a corporation duly incorporated and legally existing under the laws of the State of Connecticut.

(2)
The ESPP Shares to be issued under the ESPP Plan in accordance with  its terms, will be validly issued, fully paid and non-assessable when, after the Registration Statement has been declared effective by the Securities and Exchange Commission (the "Commission"), the ESPP Shares are duly issued and paid for in accordance with the terms and conditions of the ESPP Plan.

I hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, I do not thereby admit that I belong to the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Commission thereunder.  Please note that I am Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company and hold 126,125 options to purchase shares of the Company’s common stock, 121,844 shares of restricted stock and approximately 1,486 shares purchased through the ESPP Plan.

Very truly yours,

/s/ Richelle E. Burr
Richelle E. Burr
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Photronics, Inc.